Exhibit (a)(1)(J)

FORM OF FINAL CONFIRMATION OF PARTICIPATION IN THE EXCHANGE OFFER

Confirmation of Participation in the Offer to Exchange

The offer to eligible employees to exchange certain outstanding stock options that commenced on September 2, 2010 expired at 9 p.m., U.S. Pacific Time, on September 30, 2010.

This message confirms that on October [  ], 2010, we accepted for exchange and canceled all of your eligible stock options that you tendered for exchange as indicated on your Election Form.

Upon the terms and conditions described in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated September 2, 2010, and your Election Form, we granted new stock options to you in exchange for your eligible stock options that you tendered for exchange.

You will receive an email from FormFactor’s stock administration department when your new stock option grant is available for viewing in your E*Trade stock plan account.

If you have any questions, please send an email to option_exchange@formfactor.com.

Thank you,

Hank Feir

SVP, Human Resources